Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2010 INDUCEMENT STOCK PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan as amended through the date hereof (the “Plan”), Boston Private Financial Holdings, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $1.00 per share (the “Stock”), of the Company.

By accepting this Award, the Grantee confirms the Grantee’s agreement to all of the terms and conditions of any agreement between the Grantee and the Company or any of its subsidiaries that addresses confidentiality obligations and/or post-employment restrictions on solicitation of employees and customers or clients. If this Award is not so accepted within 60 days of the Grant Date, the Grantee shall forfeit the Award in its entirety (regardless of whether vested or unvested).

1.                                      Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.                                      Vesting of Restricted Stock Units. The Grantee shall have no rights to this Award unless he or she shall have accepted the Award electronically through the Company’s Stock Plan Administration System. The restrictions and conditions in this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Number of Restricted Stock Units Vested	Vesting Date
(25%)	November , 2019
(25%)	November , 2020
(25%)	November , 2021
(25%)	November , 2022

3.                                      Termination of Employment. Except as otherwise provided in this Agreement, if the Grantee’s employment with the Company and its subsidiaries is voluntarily or involuntarily terminated for any reason prior to a Vesting Date, all unvested Restricted Stock Units shall immediately and automatically be forfeited. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its subsidiaries is terminated (i) due to the Grantee’s disability (as determined by the Administrator) or death, all Restricted Stock Units shall automatically become fully vested, subject to the provisions of the Plan, as of the date of the Grantee’s termination of employment, or (ii) by the Company without Cause (as defined in the Employment Agreement, dated November 5, 2018, between the Grantee and the Company (as may be amended from time to time, the “Employment Agreement”)) or by the Grantee for Good Reason (as defined in the Employment Agreement), subject to the Grantee signing of the Separation Agreement (as defined in the Employment Agreement) and the Separation Agreement becoming irrevocable, all within 60 days after the date of termination of employment, all Restricted Stock Units shall vest as of the later of (x) the date of termination of employment, or (y) the effective date of the Separation Agreement (such date the “Accelerated Vesting Date”).  Any termination or forfeiture of unvested Restricted Stock Units that could vest pursuant to subsection (ii) of the prior sentence and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date. For the avoidance of doubt, if the offer of the Separation Agreement expires or if the Separation Agreement is timely executed but revoked, the termination or forfeiture of unvested Restricted Stock Units shall occur effective upon such expiration or revocation.  The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his representatives or legatees.

4.                                      Change in Control. Notwithstanding the provisions of Paragraph 3 above, or the provisions of any agreement between the Grantee and Company or any subsidiary that is in effect as of the date hereof, in the event of a Change in Control (as defined in the Employment Agreement) or Sale Event prior to the Vesting Date, (i) if, in connection with such Change in Control or Sale Event, this Award is not assumed or continued by the successor entity in such Change in Control or Sale Event or substituted with a new award of such successor (in accordance with the Plan), the Restricted Stock Units shall automatically become fully vested, subject to the provisions of the Plan, as of the effective time of such Change in Control or Sale Event, and (ii) if this Award is assumed or continued by the successor entity in such Change in Control or Sale Event or substituted with a new award of such successor subject to the provisions of the Plan, the Restricted Stock Units shall vest in accordance with Paragraphs 2 and 3 of this Agreement (as applicable), subject, in each case, to the terms of the Plan; provided, however, that if the Grantee’s employment with the Company is terminated by the Company without Cause or the Grantee terminates his employment with the Company for Good Reason, in each case within the 18-month period following a Change in Control or Sale Event, subject to the Grantee signing of the Separation Agreement and the Separation Agreement becoming irrevocable, all within 60 days after the date of termination of employment, all Restricted Stock Units shall automatically become fully vested as of the Accelerated Vesting Date, provided that any termination or forfeiture of unvested Restricted Stock Units that could vest pursuant to the foregoing and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date. For the avoidance of doubt, if the offer of the Separation Agreement expires or if the Separation Agreement is timely executed but revoked, the termination or forfeiture of unvested Restricted Stock Units shall occur effective upon such expiration or revocation.

5.                                      Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than 30 days after the Vesting Date), the Company shall (i) issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraphs 2 and 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, and (ii) pay in cash to the Grantee an amount equal to the product of (x) the amount of dividends payable per share of Stock since the Grant Date and (y) the number of Restricted Stock Units that have vested pursuant to Paragraphs 2 and 3 of this Agreement on such date.

6.                                      Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.                                      Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have, and the Company shall have the authority to cause, the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.                                      Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9.                                      No Obligation to Continue Employment. Neither the Company nor any subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Grantee at any time.

10.                               Clawback. If the Company or its subsidiaries terminate the Grantee’s service relationship due to the Grantee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder), which conduct, directly or indirectly results in the Company preparing an accounting restatement, and/or if the Grantee breaches any provision of Section 7, or materially breaches any provision of Sections 8 or 9 of the Employment Agreement, any Restricted Stock Units granted hereunder, whether or not vested, (and any gains thereon) shall be subject to forfeiture, recovery and “clawback.”

11.                               Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12.                               Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address: